AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated this 13th day of March 1998, by and between CLASSIC RESTAURANTS INTERNATIONAL, INC., a Colorado corporation ("Classic") and CREATIVE RECYCLING TECHNOLOGIES, INC., a Georgia corporation ("Creative").

     WHEREAS, the Boards of Directors of Creative and Classic deem it advisable and in the best interests of Creative and Classic that Classic merger with and into Creative (the "Merger"); and

     WHEREAS, the Boards of Directors of Creative and Classic have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions, and conditions contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that Classic shall be merged with and into Creative, the latter of which shall continue its corporate existence and be the corporation surviving the Merger, upon and subject to the following terms and conditions:

                                ARTICLE I
                               DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

(a)"Classic Stock" shall collectively mean the Classic Class A Common Stock, the Classic Class B Common Stock, the Classic Series A Preferred Stock, the Classic Series B Preferred Stock, the Classic Series C
Preferred Stock and the Classic Series D Preferred Stock.

(b)"Classic Class A Common Stock" shall mean the Class A Common Stock, no par value, of Classic, as more fully described in the Articles of Incorporation of Classic.

(c)"Classic Class B Common Stock" shall mean the Class B Common Stock, no par value, of Classic, as more fully described in the Articles of Incorporation of Classic.

(d)"Classic Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock of Classic, as more fully described in the Articles of Incorporation of Classic.

(e)"Classic Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock of Classic, as more fully described in the Articles of Incorporation of Classic.

(f)"Classic Series C Preferred Stock" shall mean the Series C Convertible Preferred Stock of Classic, as more fully described in the Articles of Incorporation of Classic.

(g)"Classic Series D Preferred Stock" shall mean the Series D Convertible Preferred Stock of Classic, as more fully described in the Articles of Incorporation of Classic.

(h)"Creative Stock" shall collectively mean the Creative Class A Common Stock, the Creative Class B Common Stock, the Creative Series A Preferred Stock, the Creative Series B Preferred Stock, the Creative Series C Preferred Stock and the Creative Series D Preferred Stock.

(i)"Creative Class A Common Stock" shall mean the Class A Common Stock, no par value, of Creative, as more fully described in the Articles of Incorporation of Creative.

(j)"Creative Class B Common Stock" shall mean the Class B Common Stock, no par value, of Creative, as more fully described in the Articles of Incorporation of Creative.

(k)"Creative Series A Preferred Stock" shall mean the Series A
Convertible Preferred Stock of Creative, as more fully described in the Articles of Incorporation of Creative.

(l)"Creative Series B Preferred Stock" shall mean the Series B
Convertible Preferred Stock of Creative, as more fully described in the Articles of Incorporation of Creative.

(m)"Creative Series C Preferred Stock" shall mean the Series C
Convertible Preferred Stock of Creative, as more fully described in the Articles of Incorporation of Creative.

(n)"Creative Series D Preferred Stock" shall mean the Series D
Convertible Preferred Stock of Creative, as more fully described in the Articles of Incorporation of Creative.

(o)"Effective Date" shall mean the date on which Articles of Merger are filed with the Secretaries of State of the States of Georgia and Colorado, or such other date as is designated therein.

(p)"Record Date" shall mean the date(s) fixed by the Board of Directors of Classic for determination of the shares entitled to notice of and to vote at the Shareholder Meeting.

                               ARTICLE II
                      GENERAL TERMS AND PROVISIONS

     Section 2.01 Effectiveness. At the Effective Date, Classic shall be merged with and into Creative, which shall be the surviving corporation. Creative shall issue new Creative Stock in exchange for all of the outstanding Classic Stock on the terms provided herein.

     Section 2.02 Directors and Officers of Creative. At the Effective Date, the Board of Directors of Creative shall be five members, and shall be composed of the existing members of the Board of Directors of Classic, being James Robert Shaw, June Cuba, Ronald Lambert, Frank Pringle, and Benjamin Silber, who shall hold such positions until the next annual meeting of the Board of Directors of Creative.

     Section 2.03 Taking of Necessary Action. Creative and Classic shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Creative with title to any or all of the properties, assets, rights, approvals, immunities, and franchises of Classic, the officers and directors of Classic and its subsidiaries, at the expense of Creative, shall take such necessary or desirable action.

                              ARTICLE III
                          EXCHANGE OF SHARES

     Section 3.01 Exchange Ratio. On the Effective Date, Creative shall issue shares of its Creative Stock to all of the nondissenting holders of Classic Stock in exchange for all of the issued and outstanding Classic Stock at an exchange rate of:

     one (1) share of the Creative Class A Common Stock for each one (1) share of the Classic Class A Common Stock outstanding on the Effective Date surrendered in exchange therefor;

     one (1) share of the Creative Class B Common Stock for each one (1) share of the Classic Class B Common Stock outstanding on the Effective Date surrendered in exchange therefor;

     one (1) share of the Creative Series A Preferred Stock for each one
(1) share of the Classic Series A Preferred Stock outstanding on the Effective Date surrendered in exchange therefor;

     one (1) share of the Creative Series B Preferred Stock for each one
(1) share of the Classic Series B Preferred Stock outstanding on the Effective Date surrendered in exchange therefor;

     one (1) share of the Creative Series C Preferred Stock for each one
(1) share of the Classic Series C Preferred Stock outstanding on the Effective Date surrendered in exchange therefor;

     one (1) share of the Creative Series D Preferred Stock for each one
(1) share of the Classic Series D Preferred Stock outstanding on the Effective Date surrendered in exchange therefor.

     Any debt securities of Classic which are convertible into shares of Classic Stock shall be convertible into the type and number of shares of Creative Stock equal to the number and type of Creative Stock which the holder of the debt securities would receive if it converted its debt securities into shares of Classic Stock immediately prior to the Effective Date. There shall be no fractional shares issued. The number of shares of Creative Stock to be issued in the merger shall be rounded up to the nearest whole. The shares of Classic Stock, if any, held in the treasury of Classic ("Treasury Shares") shall be cancelled and shall not be exchanged or combined in accordance with the provisions of this
Section 3.01.

     Section 3.02 Exchange of Certificates. As soon as practicable after the Effective Date, each holder of a certificate for shares of Classic Stock, upon surrender of same to United Stock Transfer, Inc., Denver, Colorado (the "Transfer Agent"), shall be entitled to receive, in exchange therefor, a certificate or certificates representing the number of full shares of Creative Stock for and into which the shares of Classic Stock, represented by the certificate or certificates so surrendered, shall have been exchanged, as provided in Section 3.01 hereinabove. As soon as practicable after the Effective Date, the Transfer Agent shall send a notice and transmittal form to each holder of record of an outstanding certificate which, immediately prior to the Effective Date, evidenced shares of Classic Stock, advising such shareholder of the terms of merger and combination effected by the Merger and the procedure for surrendering to the Transfer Agent such certificate or certificates in exchange for one or more certificates representing the full number of shares of Creative Stock, as determined by Section 3.01 hereinabove.

     Section 3.03 Unexchanged Certificates. Until surrendered in accordance with Section 3.02 hereinabove, each outstanding certificate which, prior to the Effective Date of the Merger, evidenced shares of Classic Stock (except shares held by dissenting shareholders of Classic, whose rights are discussed in Section 3.06 hereinbelow), for all corporate purposes of Creative shall be deemed to evidence ownership of the number of shares of Creative Stock for and into which shares of Classic Stock represented thereby will have been exchanged and combined; provided, however, that until each such outstanding certificate is surrendered and exchanged, no dividend payable to the holders of record of Creative Stock as of any date subsequent to the Effective Date of the Merger shall be paid to the holder of such outstanding certificate which shall not have been surrendered with respect thereto. After the Effective Date of the Merger, there shall be no further registry of transfers of Classic Stock on the books of Classic and, if a certificate representing such shares or warrants is presented for transfer to Creative, it shall be cancelled and exchanged for a certificate representing shares of Creative Stock, as provided for herein.

     Section 3.04 Certificates in Other Names. If any certificate representing shares of Creative Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition precedent to the issuance thereof that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer, that the person requesting the exchange pay to the Transfer Agent any transfer or other taxes required by reason of such issuance, and that counsel to Creative approve such transfer.

     Section 3.05 Stock Legends. Certificates representing shares of Creative Stock shall bear a substantially identical legend to any legend which is on the Classic Stock exchanged therefor under this Agreement.

     Section 3.06 Dissenting Shareholders.

(a)Shareholders of Classic shall have the right to dissent from the Merger provided in this Agreement and to obtain payment for their shares of common stock in the event the Merger occurs, as permitted under
Section 7-113-101, et seq. of the Colorado Business Corporation Act.

(b)In accordance with the provisions of Colorado law and its Articles of Incorporation, Classic shall call and hold a special meeting of shareholders (the "Shareholder Meeting") for the purpose, in part, of obtaining the approvals set forth in Section 4.01(a). The notice of the Shareholder Meeting shall notify all shareholders of that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of the applicable provisions of the Colorado Business Corporation Act.

(c)Immediately upon the Effective Date or upon receipt of demand for payment, if the Merger has occurred, Creative shall comply with the requirements of Section 7-113-101, et seq. of the Colorado Business Corporation Act.

                             ARTICLE IV
                  CONDITIONS PRECEDENT TO THE MERGER

     Section 4.01 The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Effective Date:

(a)Shareholder Approvals. This Agreement and the transactions contemplated hereby shall have received the requisite approval and authorization of shareholders of Classic holding in the aggregate a majority of the outstanding shares of Classic Class A Common Stock and Classic Class B Common Stock.

(b)Compliance with Laws. All statutory requirements for the valid consummation by it of the transactions contemplated by this Agreement shall have been fulfilled.

(c)Blue Sky Filings. All Blue Sky filings and permits or orders required to carry out the transactions contemplated by this Agreement shall have been made and received containing no term or condition reasonably unacceptable to it.

(d)Adequate Proceedings. All corporate and other proceedings in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to it and its counsel.

(e)Limit on Dissenting Shares. Holders of not more than 10% of the outstanding shares of Classic shall dissent from the Merger, with the holders of such shares demanding, in connection therewith, their respective dissenters' rights.

     Section 4.02 Termination and Postponement. This Agreement and the Merger contemplated hereby may be terminated, and the transactions provided for herein abandoned, at any time prior to but not after the Effective Date, sole discretion of Classic.

                                ARTICLE V
                              MISCELLANEOUS

     Section 5.01 Survival. All agreements, representations, and warranties made hereunder or in connection with the transactions contemplated hereby shall survive the Effective Date and remain effective in accordance with the terms hereof regardless of any investigation at any time made by or on behalf of Creative or Classic.

     Section 5.02 Assignment. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

     Section 5.03 Headings. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

     Section 5.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns, and transferors.

     Section 5.05 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or other obligations except as herein specifically provided. Any waiver, amendment, or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in any other instance.

     Section 5.06 Counterparts. This Agreement may be executed in counterparts and each counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute but one agreement an original, but all such counterparts together shall constitute but one agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                       CLASSIC RESTAURANTS INTERNATIONAL,
                                       INC.



     (SEAL)                            By: James Robert Shaw
                                       Its: Pres./CEO


                                       CREATIVE RECYCLING TECHNOLOGIES,
                                       INC.



     (SEAL)                            By: F G Pringle
                                       Its: Pres/CEO